UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 9, 2010

AVALONBAY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Commission file number 1-12672

Maryland	77-0404318
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Ballston Tower

671 N. Glebe Rd, Suite 800

Arlington, Virginia 22203

(Address of principal executive offices)(Zip code)

(703) 329-6300

(Registrant’s telephone number, including area code)

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                                       Other Events.

On November 9, 2010, AvalonBay Communities, Inc. (the “Company”) announced the pricing of the public offering (the “Offering”) of an aggregate of $250,000,000 principal amount of its 3.95% Medium Term Notes due 2021 (the “Notes”).  The offering was made pursuant to a Prospectus Supplement dated September 8, 2009 and a Pricing Supplement dated November 9, 2010 relating to the Company’s Shelf Registration Statement on Form S-3 (File No. 333-157627).  The Terms Agreement, dated November 9, 2010, by and among the Company and the Agents named therein, is filed herewith as Exhibit 1.1.

The Notes were issued under an Indenture between the Company and The Bank of New York Mellon, as trustee, dated as of January 16, 1998, as supplemented by a First Supplemental Indenture dated as of January 20, 1998, a Second Supplemental Indenture dated as of July 7, 1998, an Amended and Restated Third Supplemental Indenture dated as of July 10, 2000 and a Fourth Supplemental Indenture dated as of September 18, 2006.

The Notes bear interest from November 17, 2010, with interest on the Notes payable semi-annually on January 15 and July 15 beginning on July 15, 2011.  The Notes will mature on January 15, 2021.  The Company will use the aggregate net proceeds, after underwriting discounts and other transaction-related costs, of approximately $247,835,000 million from the sale of the Notes for working capital, capital expenditures and other general corporate purposes.  Settlement occurred on November 17, 2010.

ITEM 9.01             Financial Statements and Exhibits

(d)                                 Exhibits.

Exhibit No.	Description

1.1*	Terms Agreement, dated November 9, 2010.
5.1*	Legal Opinion of Goodwin Procter LLP, dated November 17, 2010.
8.1*	Opinion of Goodwin Procter LLP with respect to certain federal income tax matters, dated November 17, 2010.
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2010	AVALONBAY COMMUNITIES, INC.

	By:	/s/ Thomas J. Sargeant
Thomas J. Sargeant
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Terms Agreement, dated November 9, 2010.
5.1*	Legal Opinion of Goodwin Procter LLP, dated November 17, 2010.
8.1*	Opinion of Goodwin Procter LLP with respect to certain federal income tax matters, dated November 17, 2010.
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

*  Filed herewith.